Exhibit 10.1

LICENSE AND EXCLUSIVE MANUFACTURING AGREEMENT

This License and Exclusive Manufacturing Agreement (the “Agreement”) is entered into on the 21st day of August, 2017 (the “Effective Date”), by and between Misonix, Inc., a New York corporation, with offices at 1938 New Highway, Farmingdale, New York 11735 USA (“Misonix”), and Hunan Xing Hang Rui Kang Bio-technologies Co., Ltd. a Chinese corporation with offices at 26/F., Times Tower, 391-407 Jaffe Road, Wan Chai, Hong Kong (the “Company”) under the following terms and conditions. Misonix and Company may be referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Company has the knowledge, expertise, personnel and facilities to develop, manufacture, promote and commercialize the Product in the Territory for surgical applications;

WHEREAS, Misonix and Company desire to license and transfer certain manufacturing technology associated with the Product, as further specified herein; and

WHEREAS, Misonix desires to grant to Company certain development, manufacturing and commercialization rights with respect to the Product and to appoint Company, on an exclusive basis, to promote, sell and distribute the Product in the Territory, in each case as further specified herein.

NOW, THEREFORE, the Parties hereby agree as follows:

1.            DEFINITIONS

1.1          “Commercialization” means any and all activities of importing, marketing, promoting, distributing, offering for sale, or selling a Product, including pre-commercial launch market development activities conducted in anticipation of Regulatory Approval of Product, preparing advertising and promotional materials, sales force training, marketing, promoting and selling the Product, and interactions and correspondence with the relevant regulatory authorities. Commercialization does not include manufacturing of the Product. When used as a verb, “Commercialize” means to engage in Commercialization.

1.2          “Commercially Reasonable Efforts” means the level of efforts and use of resources consistent with the exercise of reasonable and prudent business judgment, as normally used by a Third Party similarly situated to a Party in the performance of its contractual obligations with the aim to commercialize a medical device having similar market potential as the Product.

1.3          “Confidential Information” means any data, know-how or other information relating to the Product or otherwise relating to the subject matter of this Agreement that a Party discloses to the other Party, directly or indirectly, in writing, orally or otherwise and identifies as confidential, proprietary or some similar designation, which shall be so identified in writing within 60 days of disclosure with respect to any information orally disclosed, or which the recipient knows or should have reason to know is confidential. Notwithstanding the foregoing, information shall not be Confidential Information if:

(a)	It is known to the receiving Party at the time of disclosure without any obligations of confidentiality, as demonstrated by the receiving Party’s written records made prior to such disclosure;

(b)	It is disclosed to the receiving Party by a Third Party who has a right to make such disclosure;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)	It was or it becomes publicly known and made generally available through no action or inaction of the receiving Party; or

(d)	It is independently developed by the receiving Party without use of the disclosing Party’s Confidential Information, as evidenced by the receiving Party’s written records.

1.4          “Development” means all activities as may be required or recommended from time to time by a Governmental Authority to obtain, maintain or expand Regulatory Approval of the Product. Development includes all applicable activities related to preclinical testing, test method development, process development, manufacturing scale up, quality assurance/quality control, clinical studies, seeking Regulatory Approval and otherwise handling regulatory affairs, statistical analysis and report writing performed with respect to the Product. Development does not include manufacturing or Commercialization. When used as a verb, “Develop” means to engage in Development.

1.5          “Disposables” means disposable probes made for use in conjunction with the Generator and the Hand Piece.

1.6          “GDP” means Good Distribution Practices as specified in Articles 76 to 85 of Directive 2001/83/EC of the European Parliament and of the Council of 6 November 2001 and the guidelines for Good Distribution Practices as promulgated in “Guidelines on Good Distribution Practice of Medicinal Products for Human Use” (2013/C 343/01), as amended from time to time.

1.7           “GMP” means Good Manufacturing Practices as described in EC Directive 2003/94 and the guidelines for Good Manufacturing Practice as promulgated in Volume IV of the Rules Governing Medicinal Products in the European Union, as amended from time to time.

1.8          “Generator” means the generator described in Schedule 1.16.

1.9          “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, department, bureau, official or other entity of (a) any government of any country, and (b) a federal, state, province, region, county, city or other local political subdivision of any country, and (c) any supranational body.

1.10         “Hand Piece” means the handpiece described in Schedule 1.16.

1.11         “Know-How” means all inventions, discoveries, data, information (including scientific, technical or regulatory information), processes, methods, techniques, materials, technology, results, analyses, laboratory, pre-clinical and clinical data, or other knowhow, whether or not patentable, including without limitation manufacturing methodologies and techniques, clinical and non-clinical safety and efficacy studies, and marketing studies.

1.12         “Laws” means the laws, statutes, codes, regulations, judgments, orders and ordinances of a Governmental Authority, and any implementing legislation or other applicable laws promulgated by the Governmental Authority in any country in the Territory, as any of the same may be amended from time to time, and all directives, regulations, promulgations, guidance and guidelines promulgated thereunder and having jurisdiction over or related to the development, registration, approval, marketing, promotion, distribution, storage and sale of the Product in any country in the Territory.

1.13         “MA” or “Marketing Authorization” means the authorization granted by the appropriate Governmental Authority approving placing the Product on the market in any country in the Territory as a medical device, together with all subsequent submissions, supplements and amendments thereto.

1.14         “MAA” or “Marketing Authorization Application” means the application, health registration, or other regulatory submission filed in accordance with the Laws of the relevant Governmental Authorities to obtain the Marketing Authorization of the Product in any country in the Territory.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.15          “Misonix Know-How” means Know-How that Misonix controls at any time during the Term that is necessary or useful to manufacture, Develop or Commercialize the Product.

1.16          “Product” means the Generator, Hand Piece, Hand Piece subassemblies, and Disposables products sold by Misonix as of the Effective Date under the brand name SonaStar and meeting the specifications set forth in Schedule 1.16. For the avoidance of doubt, no rights to Misonix products other the Product are conferred by this Agreement.

1.17          “Quarter” means any three month period beginning on January 1, April 1, July 1 or October 1.

1.18          “Regulatory Approval” means all approvals, including, where applicable, the Marketing Authorization, schedule classifications, permits, licenses, filings and certifications of any Governmental Authorities, all to the extent necessary for the promotion, storage, distribution and sale of the Product in the Territory.

1.19           “Term” means the duration of this Agreement as provided in Section 13.1

1.20          “Territory” means China, Hong Kong and Macau.

1.21          “Third Party” means any person or entity other than Misonix or Company.

1.22          “Trademarks” means “SONASTAR” as used in connection with the Product.

2.            GRANT OF LICENSE

2.1          License to Company. Subject to the terms and conditions of this Agreement, Misonix hereby grants to Company the sole license under the Misonix Know-How to manufacture, Develop and Commercialize the Product in the Territory; provided that with respect to sub-assemblies of the Hand Pieces, such license shall extend solely to the right to assemble, Develop and Commercialize the Hand Piece in the Territory.

3.            FEES, ROYALTIES & PAYMENTS

3.1          Upfront Payment & Supply. As partial consideration for the specified Generators to be provided by Misonix to Company, and for the rights granted to Company by Misonix pursuant to the terms of this Agreement, Company shall pay Misonix a non-refundable, non-creditable payment equal to Five Million Dollars (US$5,000,000) by wire transfer of five installments of One Million Dollars (US$1,000,000) each on the payment due dates set forth in Table 3.1 below. Such installments shall be allocated in accordance with Table 3.1 below to: (i) the license provided for in Section 2.1 (amounts set forth under the heading “License Fee”); and (ii) the Generators to be supplied as set forth in Table 3.1 (amounts set forth under the heading “Total Generator Sales”).

Table 3.1

Payment	Payment Due Date	Generators	Generator Delivery Date	Price per Generator	Total Generator Sales	License Fee	Total Payment Due
1	On Signing	[***]	30 SEP 2017	[***]	[***]	[***]	$1,000,000
2	28 SEP 2017	[***]	31 OCT 2017	[***]	[***]	[***]	$1,000,000
3	27 OCT 2017	[***]	30 NOV 2017	[***]	[***]	[***]	$1,000,000
4	28 NOV 2017	[***]	31 DEC 2017	[***]	[***]	[***]	$1,000,000
5	28 DEC 2017	[***]	31 JAN 2018	[***]	[***]	[***]	$1,000,000

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.2          Continuing Product Supply. Within ten (10) days of the Effective Date of this Agreement and prior to the tenth (10th) day of each Quarter thereafter, Company will provide Misonix with a written twenty four (24) month rolling forecast of Company’s estimated Product requirements (specifying the amount of Generators beyond the quantities specified in Section 3.1, Disposables and Hand Pieces and Hand Piece subassemblies) (the “Rolling Forecast”). Out of the twenty (24) month Rolling Forecast, the first twelve (12) months shall be binding for Company and shall be for at least the quantities specified in the Annual Obligation (the “Binding Forecast”) provided that no forecast applicable after the third anniversary of the Effective Date shall be binding on Misonix.

3.3          Purchase Orders. During the first three (3) years after the Effective Date, and prior to the tenth (10th) day of each Quarter, Company shall submit a Purchase Order to Misonix at quantities no lower than those in the Binding Forecast and at the prices of: (a) [***] per Generator beyond the quantities specified in Section 3.1, and (b) [***] per Disposable probe for Company’s purchases of Generators and Disposables pursuant to this Agreement (each, a “Purchase Order”). In addition, Company may order Hand Pieces and Hand Piece subassemblies on a Purchase Order basis pursuant to the order process described in this Section 3. For the avoidance of doubt, all transfers of goods under this Agreement shall not be subject to the terms and conditions contained on any Purchase Order and acceptance thereof except insofar as any such Purchase Order and acceptance establishes the quantity and requested delivery dates for such Product.

3.4          Acceptance of Purchase Orders. Provided Company submits its Purchase Order in accordance with the Binding Forecast and otherwise in compliance with Section 3, within thirty (30) days from receipt of a Purchase Order, Misonix will review the requested quantities and Misonix will: (i) if the requested quantities are consistent with the Binding Forecast, accept the Purchase Order, or (ii) if the requested quantities are greater than the Binding Forecast, confirm with Company the quantities greater than the Binding Forecast that Misonix is able to deliver, if any.

3.5          Delivery. All Products delivered by Misonix pursuant to a valid Purchase Order will be Ex Works (Incoterms 2010) at Misonix’s facilities located at Farmingdale, New York USA.

3.6          Royalties. After the third anniversary of the Effective Date, Company shall be solely responsible for the manufacture and supply of Generators and Disposables for distribution in the Territory. For all Generators and Disposables manufactured by Company at any time during the Term, Company shall pay Misonix a royalty of: (a) [***] per Generator, and (b) [***] per Disposable (each a “Royalty”). Company and Misonix shall negotiate in good faith on the royalty rate applicable to Hand Pieces and Hand Piece subassemblies purchased for use with the Generators or Disposables.

3.7          Minimum Annual Royalty. Company is obligated to pay Misonix a minimum annural Royalty for at least [***] Generators in each of 2019, 2020, and 2021 (the “Annual Obligation”).

3.8          Quarterly Reports. Within thirty (30) days after the end of each Quarter, Company will deliver to Misonix a report setting forth for such Quarter the following information: (a) the gross sales and net sales of the Generators, Hand Pieces and Disposables in the Territory, (b) the number of units manufactured by Company, (c) the royalties due hereunder for the manufacture of Products (by applicable component), and (d) the applicable exchange rate as determined in accordance with this Agreement. The total royalty payable for such Quarter shall be paid by Company simultaneously with the submission of each Quarterly report.

3.9          Records and Audit. Company will keep and maintain accurate and complete records regarding the information necessary to substantiate the reports due pursuant to this Agreement for three (3) years. Upon fifteen (15) days prior written notice from Misonix, Company will permit an independent certified public accounting firm of internationally recognized standing, selected by Misonix, to examine the relevant books and records of Company as may be reasonably necessary to verify the payments due under this Agreement. The accounting firm will be provided access to such books and records at Company’s facility or facilities where such books and records are normally kept and such examination will be conducted during Company’s normal business hours. Upon completion of the audit, the accounting firm will provide both Misonix and Company a written report disclosing whether the reports submitted or payments made by Company are correct or incorrect and the specific details concerning any discrepancies. If the accountant determines that the report submitted or payments made by Company understated the amount due to Misonix, then Company will promptly pay such understated amount, and, if, during any calendar year, the understated amount is more than five percent (5%) of the amount that was owed to Misonix, Company will reimburse Misonix for the expense incurred by Misonix in connection with the audit and promptly pay Misonix a ten percent (10%) surcharge on such shortfall.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.10          Currency. All amounts payable and calculations hereunder will be in U.S. Dollars. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as provided in this Agreement, the Parties will consult with a view to finding a prompt and acceptable solution, and the paying Party will deal with such monies as the other Party may lawfully direct at no additional out-of-pocket expense to the paying Party.

3.11          Interest. Any late payments shall bear interest, to the extent permitted by law, at two and one half percent (2.5%) above the then-applicable short-term three-month London Interbank Offered Rate (LIBOR) as reported in the Financial Times on the date payment is due.

4.          COMMERCIALIZATION

4.1          Sales Outside the Territory. No rights are granted to Company to market or sell the Product outside the Territory. To the extent permitted by applicable Laws, Company shall not, directly or indirectly, distribute, market, promote, manufacture, or sell the Product outside the Territory.

5.            TECHNOLOGY TRANSFER

5.1          Technology Transfer. Misonix shall transfer to Company the manufacturing processes developed by or on behalf of Misonix for the Generator and the Disposables. Misonix shall provide a transfer of the Generator and Disposable manufacturing technology such that Company is able to establish its own Generator and Disposable manufacturing operations, and is able to assemble Hand Pieces from subassemblies purchased from Misonix. Company shall reimburse Misonix, within 30 days of Misonix providing an invoice, for all direct and out-of-pocket costs incurred by Misonix activities associated with the transfer contemplated by this Section 5.1, in an aggregate amount up to one million dollars (U.S. $1,000,000). Misonix and Company shall in good faith seek to establish a mutually agreeable plan for accomplishing the technology transfer in a commercially reasonable manner. Misonix shall (a) provide necessary documentation to complete the technology transfer, including necessary portions of the Product specifications and (b) participate in technology transfer activities, including pilot batch runs at Company facilities, necessary to manufacture the Generator and the Disposables at Company facilities and to assemble Hand Pieces from subassemblies purchased from Misonix. Such technology transfer shall take place within twenty four (24) months after the Effective Date. After Misonix has received one million dollars (U.S. $1,000,000) in direct and out-of-pocket costs from Company for Misonix’s technical assistance, the Parties shall negotiate in good faith an agreement that reimburses Misonix for any additional technical assistance requested by Company.

6.            DUTIES OF COMPANY

6.1          General Conduct. Company, in the performance of its duties and obligations hereunder, shall not engage in any deceptive, misleading, illegal or unethical business practice.

6.2          Customer Support. For Products manufactured by Misonix, Company shall promptly report to Misonix all suspected Product defects or other problems relating to the use of the Product and shall keep Misonix reasonably informed of customer complaints concerning such defects or problems.

6.3          Sales Requests Outside the Territory. If Company receives any request or inquiry related to sales of the Product outside of the Territory, Company shall within five (5) business days inform Misonix of such requests or inquiries.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.4          Product Recall. Within thirty (30) days of the Effective Date, Company shall prepare and provide to Misonix for approval, certain standard operating procedures for potential recalls in the Territory of Products manufactured by Misonix .

6.5          Public Statements Regarding Products. For Products manufactured by Misonix: (a) Company shall be responsible for disseminating accurate information regarding the Products based on product labeling and promotional materials for the Products, and (b) Company shall seek to prevent claims or representations in respect of the Products or the characteristics of the Products (e.g., safety or efficacy) being made by or on behalf of it that do not represent an accurate or fairly balanced summary or explanation of the product labeling for the Products in the country in question.

6.6          Use of the Generator, Hand Pieces and Disposables. Company shall use the Generators, Hand Pieces and Disposables solely for the furtherance of this Agreement and shall not use Generators, Hand Pieces, Disposables or any other information or materials incorporating one or more essential elements thereof or produced therefrom (including any Confidential Information) for any profit-making or commercial purpose or for any purpose other than those expressly contemplated by this Agreement. Without limiting the foregoing, the Hand Pieces are not to be analyzed, modified or reverse engineered for any purpose.

7.            REGULATORY MATTERS

7.1          Regulatory Approvals. Company shall use Commercially Reasonable Efforts to obtain and maintain, in its name, the MAs required by any Governmental Authority for the promotion, storage, distribution and sale of the Product in the Territory, including preparing and filing, at Company’s expense, all necessary applications and supporting documentation or any other activities related thereto. Misonix shall provide such data, reports and other information in its possession that is required to be contained in an MAA.

7.2          Marketing Authorization Holder. Company shall be the Marketing Authorization holder; provided, that it acknowledges that Misonix shall be the beneficial owner of such Marketing Authorizations. Company shall not be entitled to transfer, assign, encumber or otherwise convey the Marketing Authorizations to any Third Party without the written consent of Misonix. Within ten (10) days of a written request by Misonix, Company shall relinquish its Marketing Authorization for the Product.

7.3          Communications with Governmental Authorities.

(a)          Company shall be responsible for interfacing, corresponding and meeting with all Governmental Authorities in connection with the Marketing Authorizations in all countries of the Territory.

(b)          Company shall promptly inform Misonix of any official communications with Governmental Authorities regarding the Marketing Authorization in any country in the Territory, including (i) any condition or requirement proposed by any Governmental Authority as a condition to granting Marketing Authorization of the Product and (ii) any request or requirement to change the Product specifications.

(c)          Company shall provide Misonix copies of all communications with any relevant Governmental Authorities regarding the MA in any country of the Territory, along with English translations thereof for the purposes of Misonix exercising its rights or complying its obligations under this Agreement. Misonix shall have the right to attend any meetings between Company and any Governmental Authorities, to the extent permitted by the Laws and the Governmental Authorities.

7.4          Storage and Distribution. Company shall: (a) adhere to all requirements of applicable Laws that relate to the storage and distribution of the Product in the Territory and comply with GDP; (b) store the Product in a safe and secure environment and ensure that such Product is adequately insured; and (c) comply with all of Misonix’s instructions with respect to the storage and distribution of the Product.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.5          Product Variations. Except as necessary for the packaging and labeling of the Product, Company may not modify the Product or the description of the Product or its manufacturing process in the MAs, without the prior written consent of Misonix.

8.          RECORDS

8.1          Records and Reports. For Products manufactured by Misonix, Company shall maintain (a) complete and accurate records of the distribution of the Products to the customers in the Territory covering information which is requisite to Misonix’s recall of the Products as necessary, including, without limitation the date of shipment, quantity shipped and lot number of the Products shipped, (b) complete and accurate records of any adverse events or customer complaints relating to the Products, (c) complete and accurate records of aggregate purchases and resales of the Products, (d) complete and accurate records of its expenditures related to the marketing, promotion and sale of the Products, and (e) complete and accurate records relating to the performance of its obligations under this Agreement, and shall permit, or cause to permit, Misonix or its agents at any time during regular business hours to examine such records for purposes related to the performance of the Agreement. Company shall provide copies of all such records and reports to Misonix within ten (10) Business Days of Misonix’s prior written request. Company shall maintain all such records for a minimum of five (5) years after expiration or termination of this Agreement, or longer as required to be in compliance with applicable laws and regulations.

8.2          Audits. Misonix has the right to authorize a representative of Company or to engage a third party, at Misonix’s expense, to audit Company’s all records and reports provided for under Section 8.1 and to verify Misonix’s products regulatory compliance records and systems. Company shall fully cooperate, at no additional charge to Misonix, in any such audit conducted by or on behalf of Misonix. Company shall immediately take all necessary or desirable corrective and preventive actions to resolve any issues discovered by any such audit conducted by or on behalf of Misonix.

9.           MARKETING ACTIVITIES

9.1          Promotional Materials. For Products manufactured by Misonix, Company shall use solely promotional materials prepared by or approved by Misonix.

9.2          Representations. For Products manufactured by Misonix, Company, its employees, officers, directors, agents and other personnel shall not make any false or misleading representations to customers or others regarding Misonix or the Products. Company and its employees and agents shall not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Products that are not contained within Misonix-approved documentation accompanying the Products or Misonix’s literature describing the same, including Company’s standard limited warranty and disclaimers.

9.3          Acting in Good Faith. In no event shall Misonix or Company be obligated under this Agreement to take any action or omit to take any action that it believes in good faith would cause it to be in violation of any laws and regulations of the Territory or any other applicable laws as promulgated and implemented in jurisdictions other than the Territory.

9.4          Independent Contractor. The relationship of Misonix and Company established by this Agreement is that of independent contractors and nothing contained in this Agreement shall be construed to give either party the power to direct or control the day-to-day activities of the other or allow one party to create or assume any obligation, whether express or implied, on behalf of the other for any purpose whatsoever, except that Misonix shall have the warranty obligations with respect to all Hand Piece sub-assemblies and other Products sold to Company. All financial obligations associated with Company’s business are the sole responsibility of Company. All sales and other agreements between Company and Company’s customers are Company’s exclusive responsibility and shall have no effect on Company’s obligations under this Agreement and Misonix shall in no event be liable or deemed to be liable under such agreements.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.           INTELLECTUAL PROPERTY RIGHTS

10.1          Trademarks. Misonix hereby grants Company an exclusive, non-transferable, non-assignable right to use the Trademarks solely to promote, distribute and sell the Product in the Territory. Company acknowledges the Trademarks are and shall remain the sole property of Misonix and shall not use them in any way that might prejudice their distinctiveness or validity. Company shall have no right to use the Trademarks except as provided herein. Except for its own corporate trademarks, service marks, trade names and domain names, (a) Company shall not register any domain names in relation to the Product without the prior written approval of Misonix and (b) Company shall not use any trademarks other than the Trademarks in relation to the Product without Misonix’s prior written consent. Company shall not use any trademarks or trade names likely to cause confusion with the Trademarks in any country in the Territory.

10.2          Branding. For Products manufactured by Misonix, Company shall not alter Misonix brand elements or the affixed Trademarks. For Products manufactured by Company, and except for the Trademark, Company shall label Products with its own brand elements and shall not reference any Misonix brand elements.

11.            WARRANTIES AND LIMITATIONS OF LIABILITY

11.1	Mutual Representations. Each of the Parties represents and warrants to the other that, as of the Effective Date:

(a)	It is duly organized and validly existing under the Laws of its country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)	It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person(s) executing this Agreement on its behalf has(ve) been duly authorized to do so by all requisite corporate action;

(c)	This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound; and

(d)	It is aware of no action, suit or inquiry or investigation instituted by any Governmental Authority that questions or threatens the validity of this Agreement.

11.2	Company’s Warranties

Company represents and warrants to Misonix that:

11.2.1          it has the requisite power and authority to enter into and perform the obligations of this Agreement;

11.2.2          its obligations under this Agreement constitute legal and binding obligations of Company in accordance with the terms and provisions hereof;

11.2.3          the execution, delivery, and performance of this Agreement shall not: (a) result in a breach of any provision of the articles of incorporation or association of the Company; (b) result in a breach of or constitute a default under any instrument by which Company is bound; (c) result in a breach of any order, judgment or decree of any court or governmental agency to which Company is a party or by which Company is bound, or (d) require the consent of any party other than the Company or the board of directors of the Company;

11.2.4          it has obtained all regulatory approvals necessary for the importation, marketing, manufacture, distribution, sale, and exploitation of the Products in the Territory including without limitation the PRC medical device distribution license and import license, and such regulatory approvals shall remain valid and effective during the Term;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.2.5          it has adequate facilities, financing, and personell to perform, at its own expense, its obligations under this Agreement;

11.2.6          it shall not provide any information or make any request to mislead Misonix with respect to Company’s compliance with applicable Laws;

11.2.7          it will maintain the validity and effectiveness of all licenses, permits, authorizations and other governmental approvals as necessary to perform its obligations under this Agreement; and

11.2.8          for Products manufactured by Misonix, Company shall provide the warranty and disclaimers specified in Schedule 11.2.8 to all customers and end users, and shall provide no other warranties and disclaimers; and,

11.2.9          it will not cause any act or omission that might reasonably be expected to prejudice the integrity, goodwill or reputation of Misonix.

11.3	Non-Conforming Products. Misonix shall have no responsibility or liability for any product manufactured, distributed or sold that is not in strict compliance with Schedule 1.16.

11.4	Product Warranties. EXCEPT AS ESTABLISHED IN THIS SECTION 11 AND SCHEDULE 11.2.8, MISONIX MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE PRODUCT, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.          INDEMNIFICATION AND INSURANCE

12.1	Indemnity. Company shall indemnify and defend Misonix, and their respective directors, employees, affiliates, agents and representatives from and against all losses, liabilities, damages and expenses of any kind (including reasonable attorney’s fees and expenses) suffered or incurred in connection with any claims, demands, actions or other proceedings (including those brought by Third Parties) which: (a) arise from or are attributable to any breach of this Agreement, failure to comply with applicable Laws, negligence or willful misconduct on the part of Company or any of its directors, employees, agents or representatives relating to any of Company’s obligations under this Agreement; (b) are attributable to the manufacture packaging, labeling and storage of the Products by the Company; (c) arise from or are attributable to the infringement of the patent rights of any Third Party caused by the manufacture of the Product by or for Company, to the extent such manufacture was not following the manufacturing processes described in writing by Misonix; or (d) arise from or are attributable to Company’s breach of its representations, warranties or covenants under this Agreement.

12.2	Conditions of Indemnification. If Misonix expects to seek indemnification under Section 12.1, it shall promptly give notice to Company of the basis for such claim of indemnification. If indemnification is sought as a result of any Third Party claim or suit, such notice to Company shall be within 15 days after receipt by Misonix of such claim or suit. Misonix shall have full control over the defense of such claim or suit; provided, that Company shall have the right to participate, at its own expense, with counsel of its own choosing, in such defense. Company shall fully cooperate with Misonix in the defense of all such claims or suits.

12.3	Insurance. Company shall for the Term and five years thereafter maintain comprehensive general liability insurance, including product liability insurance coverage, in accordance with any obligations imposed by local Laws, with a minimum limit of at least five thousand dollars (U.S. $5,000) per claim and three hundred thousand dollars (U.S. 300,000) in the annual aggregate.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.4	Liability for Death or Personal Injury. Nothing in this Agreement shall operate to limit or exclude any Party’s liability for death or personal injury arising from its negligence, for fraud or for any other liability that, by law, cannot be limited or excluded.

12.5	Limitation of Liability. EXCEPT WITH RESPECT TO COMPANY’S INDEMNIFICATION OBLIGATIONS IN THIS SECTION 12, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER LEGAL THEORY AND IRRESPECTIVE OF WHETHER THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

13.          TERM AND TERMINATION

13.1	Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Section 13, shall continue for 10 years (the “Intitial Term”). The Initial Term may be extended by the Parties for successive five (5) year renewal terms (each a “Renewal Term”) by the Parties’ written mutual agreement which may be withheld in either Party’s sole discretion. The Initial Term and all Renewal Terms (if any) are collectively referred to herein as the “Term”). Section 2.1 shall survive any expiration of the Term. Upon Misonix’s notice to Company of Company’s uncured breach of this Agreement (including any breach of Company’s payment obligations in Section 3), and in addition to Misonix’s rights in law, equity, and under Section 13.2, the license rights granted by Section 2 shall terminate.

13.2	Termination for Breach of Contract. Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety, in the event that another Party breaches any of its obligations hereunder and has not cured such breach within 60 days after written notice thereof; provided that if such breach relates to a failure to make any payment when due then such breach must be cured within 20 days following written notice thereof.

13.3	Termination for Insolvency. Without prejudice to any other remedies available to it at law or in equity, if at any time any Party shall (a) become insolvent or shall cease to carry on its business, (b) go into liquidation, whether compulsory or voluntary (other than a voluntary liquidation for the purposes of reconstruction or amalgamation), or (c) have a receiver appointed over the whole or any part of its assets, then, and in any of the foregoing events, the other Party shall be entitled to terminate this Agreement immediately upon notice in writing to the insolvent Party.

13.4	Effect of Termination. Expiration or termination of this Agreement, for whatever reason, shall not affect any rights or obligations accrued by any Party prior to the effective date of termination. Any termination of this Agreement in its entirety or for any country shall:

(a)	Extinguish all rights of Company under this Agreement, including any rights to distribute, sell or market the Product in the applicable countries in the Territory;

(b)	Oblige Company, at its sole cost and expense, to promptly return to Misonix all applicable data and materials transferred by Misonix to Company under this Agreement (as well as its copies, printouts or translations) and any records and materials in Company’s possession or control containing Confidential Information of Misonix;

(c)	Oblige Company to (i) provide Misonix all information related to any outstanding orders of Product, and (ii) notify Misonix of any tenders (public procurements governed by any law in the Territory) that will require the supply of the Product following termination of this Agreement;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)	Oblige Company to prepare and submit to Misonix an inventory of its remaining stock of Product within 10 business days of the date of termination of this Agreement. Following receipt of such inventory, Misonix may at its discretion buy back all or part of the Product in the possession of Company at the landed cost for such Product supplied by Misonix and with respect to units of Product manufactured by Company for the amounts received by Misonix from Company for such products; provided that the Product continues to conform to all applicable specifications and warranties. Misonix shall give notice to Company within 15 business days from its receipt of such inventory, indicating (i) whether it desires to purchase any remaining stock of Product and (ii) how much stock of Product it will buy back from Company, if any. Company shall have the right to sell the Product in inventory at the time of termination that are not repurchased by Misonix for a period of 6 (six) months following termination hereof; provided that such sale shall be subject to the terms of this Agreement in effect immediately prior to the termination;

(e)	If the Agreement is terminated, oblige Company to pay any outstanding unpaid invoices already submitted by Misonix and immediately on receipt of invoice pay any invoices in respect of Product supplied before termination but for which an invoice is not submitted until after termination;

(f)	Oblige Company, within 30 days from the receipt of a request from Misonix, to transfer any domain names registered by Company related to the Product in respect of the applicable countries; and,

(g)	Oblige Company to assign to Misonix all right, title and interest in and to all MAAs and MAs.

13.5	Hand Piece Sub-Assemblies. In the event of: (a) a change in control of Misonix, or (b) a Misonix bankruptcy, Misonix (or its successor(s) as the case may be) shall, in its sole discretion, either (y) continue supplying Company with Hand Piece sub-assemblies pursuant to this Agreement, or (z) transfer technology and know-how sufficient for Company to manufacture its own Hand Piece sub-assemblies.

13.6	Survival. The provisions in Sections 1, 3.7, 3.8-3.11, 4.1, 6.1, 6.3, 7.2, 8, 9.3, 11, 12, 13.4, 14, 15 and 16 shall survive the expiration or termination of this Agreement.

13.7	No Damages from Termination. Without prejudice to the rights of the Parties to claim compensation for any damages deriving from any breach, upon expiration or termination of this Agreement, no Party shall be liable to any other for any damages (whether direct, consequential, or incidental and including expenditures, loss of profits, or prospective profits of any kind) sustained or arising out of, or alleged to have been sustained or to have arisen out of, such termination. In particular (but without limitation), Company shall have no claim against Misonix for compensation for loss of distribution rights, loss of goodwill or similar loss.

14.          CONFIDENTIALITY AND DISCLOSURE

14.1	Confidentiality. Neither Party shall use or disclose any Confidential Information received by it pursuant to this Agreement without the prior written consent of the disclosing Party, during the Term and for five additional years following the expiration or termination of the Term.

14.2	Disclosure. Nothing contained in this Section shall be construed to restrict the parties from using such Confidential Information as is reasonably necessary to perform acts permitted by this Agreement (including the registration, promotion, storage, distribution or sale of the Product) or from disclosing Confidential Information (i) to those of the receiving Party’s employees or representatives who have a need to know such information (collectively, “Authorized Recipients”) to perform such Party’s obligations hereunder so long as each Authorized Recipient is under a written obligation of confidentiality no less protective than the terms hereof and (ii) to any physical or legal person, including any Governmental Authority, as required (a) for regulatory, tax, securities or customs reasons, (b) by court or other government order, or (c) for confidential audit purposes; provided, that the disclosing Party shall, in the event of disclosure under subsections (ii)(a) or (ii)(b) above, provide the other Party with not less than 15 days’ notice prior to disclosure (except where the disclosing party itself receives less than 15 days’ prior notice, in which case the disclosing Party shall immediately notify the other Party), and the disclosing Party shall fully cooperate with the other Party to the extent permitted by law, so that the other Party may make any objections and/or secure any protective provisions it deems reasonably necessary.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15.          COMPLIANCE WITH LAWS

15.1	Compliance with Privacy Laws. As required by applicable laws and regulations, Company shall secure all necessary consents and other rights in writing before sharing any protected health information. Company shall not transfer any protected health information to Misonix. To the extent that this Agreement requires transfer of or reference to protected health information, Company and Misonix shall negotiate in good faith a data privacy amendment to this Agreement before such transfer or reference occurs.

15.2	Compliance with Applicable Law. Company shall strictly comply with any and all applicable laws and regulations with regard to importation, distribution and sale of the Company’s products in the Territory, including without limitations all China’s importation laws and regulations, all applicable anti-bribery laws, including the Foreign Corrupt Practices Act of the U.S. (“FCPA”) and the U.K. Bribery Act, as well as all related local restrictions.

15.3	Anti-Bribery and Sales Ethics Compliance. Company, including for its employees and agents, hereby represents, warrants, and covenants that:

15.3.1 Foreign Corrupt Practices Act Compliance. In carrying out its responsibilities under the Agreement, Company, its owners, officers, director, employees, and agents will comply strictly with FCPA and the United Kingdom Bribery Act of 2010 and all anti-corruption laws and regulations of China and of any jurisdiction upon which Company is bound

15.3.2 Prohibited Payments. Further, in carrying out its responsibilities under the Agreement, Company and its owners, officers, director, employees, or agents have not and will not pay, offer, or promise to pay, or authorize the payment directly or indirectly, of any money, gift, or anything of value to any government official for the purpose of influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person (any such payment is a “Prohibited Payment”). A Prohibited Payment does not include the payment of reasonable and bona fide expenditures, such as travel and lodging expenses, which are directly related to the promotion, demonstration, or explanation of products or services, or the execution or performance of a contract with a foreign government or agency, provided that such payments are permissible under the Chinese national and local law and customer guidelines. All such payments shall be documented for audit purposes and such documentation shall be maintained indefinitely and not discarded without the written consent of Misonix.

15.3.3 Gratuity Prohibition. Sales and marketing activities involving health care professionals and entities, including surgeons, will not involve personal gifts or gratuities or the direct or indirect funding of entertainment, sports or recreational events. All business-related meal expenses must be in compliance with local law and custom, modest in value, and involve business and professional interactions, activities and meetings.

15.3.4 Government Ownership. Company is not and will not become owned wholly or in part by the government, any agency or instrumentality thereof, or any Government Official during the term of this Agreement without prior written notice to the Misonix. No owner, partner, officer, director, or employee of Company is or will become an official or employee of the government during the Term without the prior written notice and approval of the Misonix.

15.3.5 Misonix Reliance on Company’s Compliance with Chinese Law. Company recognizes that Misonix is not fully familiar with the laws, rules, orders, regulations, policies, and customs of China and that Misonix has entered into this Agreement with material reliance on Company’s representation and warranty that this Agreement and the relationship created between the Company and Misonix does not violate any law, rule, or regulation of China, including laws regulating elections. Company further represents and warrants that neither the receipt of fees under this Agreement nor performance of the services under this Agreement is in any respect a violation of the laws, rules, orders, prohibitions, regulations, or policies of China.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15.4	Failure to Comply with Laws. In the event Misonix has reason to believe that non-compliance activity, a violation of the law or otherwise a breach of any of the representations and warranties and other obligations of this Agreement has occurred or may occur, Misonix may suspend any or all of its obligations under this Agreement until such time as it has received confirmation to its satisfaction that no breach has occurred or will occur. Misonix shall not be liable to Company for any claims, loses, or damages whatsoever related to its decision to suspend its obligations under this Section 15. In the event of non-compliance with the requirements of this Section 15, including a violation of applicable regulatory or anti-bribery laws, the Agreement shall be voidable ab initio in Misonix’s sole discretion without the requirement of any prior written notice of cancellation. In addition to and without limiting its obligations under this Agreement, the Company shall indemnify and hold Misonix harmless against any and all claims, losses, damages or costs of any kind (including reasonable fees and costs incurred by Misonix in connection with any audit, internal review, investigation or government disclosures) related to such breach of any warranty or representation of this Agreement. Company agrees to provide Misonix an annual certification as to FCPA compliance in the form requested by Misonix.

15.5	Audit. Misonix shall have the right to audit the Company in order to satisfy itself that no breach related to this Section 15 has occurred. At Misonix’s option, Misonix may select an independent third party to conduct an audit to certify to Misonix that no breach has occurred or will occur. The Company shall cooperate fully in any audit conducted by or on behalf of the Misonix.

16.           MISCELLANEOUS

16.1	Assignment. Misonix shall have the right to assign or transfer its rights and benefits under this Agreement at its sole discretion to any successor to substantially all of its assets relating to the Product. Company shall not assign, sublicense or transfer any right or obligation hereunder without the prior written consent of Misonix. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any purported assignment or sublicense not in accordance with this Agreement shall be null and void.

16.2	Independent Contractors. The Parties to this Agreement are independent contractors and agree that the relationship between the Parties shall not constitute a partnership, joint venture or agency. No Party shall have the authority to make any statement, representations or commitments of any kind, or to take any action, which shall be binding on any other Party, without the prior written consent of that other Party.

16.3	Force Majeure. Neither Party shall be held liable or responsible, nor be deemed to be in default or breach of this Agreement, for any delay or failure to fulfill or perform any provision of this Agreement (other than any payment obligation) if such delay or failure arises directly or indirectly out of an act of nature, acts of the public enemy, freight embargoes, strikes, plant shutdown, equipment failure, quarantine restrictions, unusually severe weather conditions, insurrection, riot, labor disputes or shortages or other causes beyond the reasonable control of the Party responsible for the delay or failure to perform; provided that the Party whose performance is delayed or prevented shall notify the other Party as soon as reasonably possible after the occurrence of such event and shall continue to use good faith diligent efforts to mitigate, avoid or end such delay or failure in performance as soon as practicable and that if such event continues for a period of three months or more, the non-affected Party may terminate this Agreement with immediate effect by giving written notice to the affected Party. Nothing contained in this Section 16.3 shall limit or restrict the right of any Party to handle or dispose of any strikes or labor disputes in its absolute discretion.

16.4	Severability. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

16.5	Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. Except in the case of fraud, all express or implied agreements and understandings, either oral or written, made prior to the execution of this Agreement are superseded by this Agreement. Except as expressly provided elsewhere in this Agreement, this Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties. The language of this Agreement is English.

16.6	Publicity. Neither Party shall make any statement to the public regarding the execution or the subject matter of this Agreement without the prior written consent of the other Party except to the extent required by any applicable Governmental Authority and applicable Law, including disclosures required by any securities exchange regulation, as reasonably advised by such Party’s counsel.

16.7	Waiver. Any delay or failure of a Party to enforce any provision of this Agreement shall not constitute a waiver of such provision or of that Party’s right to thereafter enforce any and all provisions under this Agreement.

16.8	Notice. Any notices, approvals, or consents required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, internationally recognized express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

For Misonix: Misonix, Inc. ATTN: Scott Ludecker Address: 1938 New Highway; Farmingdale, NY 11735 Tel: 631-927-9115 Email: sludecker@misonix.com
For Company: Hunan Xing Hang Rui Kang Bio-technologies Co., Ltd. ATTN: Li Quain 26/F., Times Tower, 391-407 Jaffe Road Wan Chai, Hong Kong Tel: +86 16273179999 Email: 1092279853@qq.com
16.9	Taxes.

(a)	Payment of taxes. Each Party is solely responsible for determining its own tax treatment of all items hereunder. A Party receiving a payment pursuant to this Agreement shall pay any and all taxes levied on such payment. If applicable Laws require that taxes be deducted and withheld by the remitting Party from such a payment, the remitting Party shall (i) deduct those taxes from the payment; (ii) timely pay the withheld taxes to the proper taxing authority; and (iii) send proof of payment to the other Party within sixty (60) days upon request. Each Party shall furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under applicable Laws.

(b)	Tax Residence Certificate. A Party entitled to receive a payment pursuant to this Agreement shall provide the remitting Party appropriate certification from the relevant revenue authorities that such receiving Party is a tax resident of that jurisdiction (a “Tax Residence Certificate”), if such receiving Party wishes to claim the benefits of an income tax treaty to which that jurisdiction is a party. Upon the receipt thereof, any deduction and withholding of taxes by the remitting Party shall be made at the appropriate treaty tax rate.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

16.10	Interpretation. The paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All references in this Agreement to a Section or Schedule shall refer to a Section or Schedule in or to this Agreement, unless otherwise stated. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” and similar words mean “including without limitation.” The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. References in this Agreement to “provisions of this Agreement” refer to the terms, conditions and promises contained in this Agreement taken as a whole, including all Schedules attached hereto. All references to months, quarters or years/annual are references to calendar months, calendar quarters, or calendar years, respectively, unless otherwise specified. References to the singular include the plural. This Agreement will be construed without any presumption or other rule requiring construction against the Party drafting the provision to be interpreted.

16.11	Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.12	Third Party Rights. This Agreement does not create any right enforceable by any person who is not a Party to it.

16.13	Dispute Resolution and Applicable Law. This Agreement and any issues, disputes or claims arising out of or in connection with it (whether contractual or non-contractual in nature such as claims in tort, from breach of statute or regulation or otherwise) shall be governed by and construed in accordance with the laws of Switzerland excluding the provisions of the Swiss International Private Law. The United Nations Convention on Contracts for International Sale of Goods (1980) shall not govern this Agreement. For all disputes that cannot be resolved between the Parties, either Party shall have the right to refer such unresolved dispute to the respective chief executive officers of both Parties by written notice in accordance with Section 16.8, for attempted resolution by good faith negotiations within 30 days after such notice is received. In the event the chief executive officers (or their designees) are not able to resolve such dispute within such 30 day period after receipt of written notice, then all disputes between the Parties arising under, out of or relating to this Agreement or arising out of the circumstances and relationships contemplated by this Agreement shall be exclusively resolved by arbitration in New York City, New York, USA in accordance with the International Chamber of Commerce Rules of Arbitration, by one or three arbitrators appointed in accordance thereof. The language to be used in the arbitral proceedings shall be English. The decision reached by such arbitrators in any such proceeding shall be final and binding upon the parties thereto.

[Signature page follows]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

Misonix, Inc.		Hunan Xing Hang Rui Kang Bio-technologies Co., Ltd.

Signature:	/s/ S.G. Vizirgianakis	Signature:	/s/ Li Quan

Title: CEO		Title: CEO

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 1.16 – Product Specifications

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 11.2.8 – Product Warranty

WARRANTY

Limited Warranty. Manufacturer warrants to end users who purchase the Product(s) from a Distributor or directly from Manufacturer, that the Product(s), at the time of shipment will: (i) be free from defects in design, construction, material and workmanship, and (ii) comply with the product performance and packaging specifications that accompany the shipment of the Product(s) by Manufacturer. Manufacturer warrants the Product(s) for a time period of 12 months from shipment of the Product(s) to an end user or 18 months from the shipment to a Distributor, whichever is shorter.1 This warranty is contingent upon use of the Product(s) in accordance with Manufacturer’s instructions and in the application for which such Product(s) was intended and does not cover Product(s) that were modified without Manufacturer’s prior written approval, that have expired, or that were subjected by the customer to unusual physical, chemical or electrical stress. During the warranty period, Manufacturer shall be responsible to repair or replace Product(s) solely at its discretion.

1 Distribution partners will be required to provide end user proof of purchase for warranty claims to ensure that the Product(s) is still under warranty. Distributors will have a maximum of 12 additional months from shipment from Manufacturer to place a unit with an end user.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.